23 October 1995

         BY FACSIMILE/
         FEDERAL EXPRESS

         Ms. Christina Maguire
         FMR Corp.
         82 Devonshire Street
         Boston, Massachusetts  02109

         Dear Ms. Maguire:

         As you know, Diane Gallo and I met on October 11 to discuss Digital's proxy proposal for approval of a new omnibus equity plan. During our discussion, she indicated that the ability to reprice options, implied by the broad amendment authority contained in the proposed 1995 Equity Plan, was inconsistent with Fidelity's proxy voting policies.

         I have discussed this matter with Digital's management and Board of Directors. The Chairman of the Compensation and Stock Option Committee of the Board of Directors has asked that I represent to you on behalf of the Committee and the Company that Digital will not reprice stock options granted under the proposed 1995 Equity Plan without stockholder approval.

         I trust that this letter addresses your concerns about option repricing and that it will enable Fidelity to vote its shares in favor of the proposed plan. Please feel free to call me if you have any further questions.

         Thank you for your time and consideration.

         Sincerely,

         /s/ Gail S. Mann

         Gail S. Mann
         Vice President, Assistant General Counsel,
         Secretary and Clerk

         \sel

         cc:  Members of the Board of Directors